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Exhibit 99

Contacts:	David Banks Investor Relations 303.967.8057
Staci Busby Media Relations 303.967.7188

FIRST DATA ANNOUNCES FOURTH QUARTER EARNINGS
OF $0.55 PER SHARE, UP 20%

        DENVER, February 3, 2004—First Data Corp. (NYSE: FDC), a global leader in electronic commerce and payment services, today announced fourth quarter and full-year results.

        "Our 29,000 employees delivered another year of high-quality revenue, earnings and cash flow," said Charlie Fote, chairman and chief executive officer, First Data.

Operating Highlights

  •
  Fourth quarter earnings per share (EPS) rose 20% to $0.55, compared with $0.46 in the prior year fourth quarter. Fourth quarter EPS from continuing operations rose 17% to $0.54 from $0.46 in fourth quarter 2002. ("Continuing operations" excludes results from NYCE, which is accounted for as a discontinued operation.)

  •
  2003 EPS of $1.88, which included $0.03 of charges, rose 17%, compared to 2002 EPS of $1.61, which included $0.05 of charges.

  •
  Annual net income increased to $1.4 billion. Full-year revenues from continuing operations increased 12% to $8.4 billion, with fourth quarter revenues growing 11%.

  •
  Full-year cash flow from operations increased to approximately $2 billion.

  •
  During 2003, the company repurchased 36.8 million shares of stock for $1.5 billion at an average price of $39.69 per share. The remaining authorization for stock repurchases is $1.1 billion.

  •
  Western Union and ValueLink, combined, handled more than one billion transactions in 2003, up 26%. Merchant Services transactions were 12.2 billion in 2003, up 23%.

Outlook

        Fote said that expected cash outlays of approximately $150 million during 2004 relating to integration and restructuring are in line with the company's previous projections. From an accounting standpoint, these cash outlays could negatively affect First Data's 2004 EPS range by up to 10 cents per share, depending on the timing of the execution of the Concord merger integration plan and the timing of the NYCE divestiture. This results in an EPS range for 2004 of $2.00 to $2.18 from continuing operations.

        "Included in the 2004 EPS range is the slightly dilutive impact resulting from the Concord merger," Fote said. "Our primary focus in 2004 is executing the plan to combine these two companies."

        The company also updated its long-term growth objectives, reiterating its long-term EPS growth range of 14-17% with long-term revenue growth in the double digits. For 2004, Fote said he expected revenue growth of greater than 20% due to the Concord EFS merger.

Business Segment Highlights

        Payment Services, comprised primarily of Western Union, achieved solid revenue growth of 15% (12% excluding the impact of the strong Euro) in 2003 to $3.7 billion. Annual operating profits increased 18% to $1.2 billion with profit margins improving to 34% from 33% in 2002. Fourth quarter revenue of $973 million and operating profits of $323 million each grew 13% compared with fourth quarter 2002. The strength of Western Union is its ability to handle transactions securely and reliably. For the first time, Western Union and ValueLink handled more than one billion annual transactions for consumers and businesses globally. Consumer-to-consumer, consumer-to-business and prepaid transactions grew 19%, 12% and 32%, respectively.

        In Mexico, money transfer transactions remained strong with annual growth of 22%, driving revenue growth of 16%. International transaction and revenue growth were 25% and 24%, respectively, for the year. Forty-nine of the top 50 countries achieved positive transaction growth in 2003.

        Western Union finished the year with more than 182,000 agent locations, a 21% increase over the prior year. Today, more than 70% of Western Union's agent locations operate outside the United States, many in key developing countries around the world. Western Union has more than 25,000 locations in India and China supporting worldwide corridor transactions to those countries. Significant location rollouts during 2003 included: 10,000 in Europe; 9,000 in India and China; 3,000 in Australia; and 2,000 in the Middle East, primarily in Pakistan.

        Merchant Services achieved strong results for the year with 14% revenue growth to $3.0 billion and operating profit growth of 13% to $807 million. Fourth quarter revenues of $826 million grew 18%, and operating profits of $245 million grew 24%. Margins were 27% for the year. Merchant transactions grew 23% for the year and 20% for the quarter.

        During the quarter, First Data sold an agent bank and merchant portfolio to iPayment, Inc. for $55 million in cash and extended a long-term processing contract with iPayment. This transaction aligned approximately 170 small agent banks with iPayment and strengthens an existing strategic relationship between iPayment and First Data. The transaction provides an enhanced channel for Merchant Services to expand processing services for new merchant accounts by matching a previously unaligned portfolio with a processing partner specializing in agent banks. The company recorded an after-tax gain of $32 million as a result of the sale.

        The gain was partially offset by reinvestments in the business including low-margin, start-up international businesses, the expansion of our Merchant and TeleCheck sales forces, and Concord integration costs.

        Card Issuing Services for the year posted revenue of $2.0 billion, up 6% year-over-year. Operating profits of $306 million declined as a result of pricing adjustments, decreasing sub-prime business and the effect on revenue per account from the shift in mix from bank card to debit and retail private label accounts.

        Card Issuing Services completed 41 separate client conversions totaling nearly 36 million accounts. The pipeline of accounts to be converted is approximately 70 million accounts, with all of the accounts scheduled for conversion by the end of 2004. As of December 31, accounts on file were 348 million.

        Card Issuing Services reached two new agreements. An agreement with Providian provides for statement services and plastics personalization for Providian's 10.5 million customers. An agreement with Countrywide Home Loans, Inc. provides for processing their EquitySmart™ MasterCard®, which combines the power of a home equity line of credit with the convenience of a credit card. In addition, First Data and Bank One agreed to extend the processing agreement originally scheduled to end June 30, 2004.

        Emerging Payments, First Data's eONE Global business reported $151 million in revenue for the year.

Discontinued Operations

        On December 15, 2003, First Data announced an agreement with the U.S. Department of Justice that will allow the company to complete its pending merger with Concord. First Data agreed to divest its 64% ownership of NYCE, an electronic funds transfer network. Therefore, NYCE is presented as a discontinued operation in First Data's financial results.

Conference Call and Webcast

        First Data will hold a conference call today at 8:00 a.m. EST to discuss the company's fourth quarter, full-year financial performance and 2004 outlook. Charlie Fote, chairman and chief executive officer; Kim Patmore, executive vice president and chief financial officer; and David Banks, senior vice president of Investor Relations will host the call. The call will be open to the public. The conference call can be accessed by calling 888-831-9087 (in the U.S.) or 212-519-0818 (internationally) and passcode: FDC. This call also will be broadcast on the company's web site at www.firstdata.com. Interested parties are encouraged to click on the webcast link 10-15 minutes prior to the start of the conference call.

        A replay of the conference call and the webcast will be available February 4 at 8:00 a.m. EST through 5:00 p.m. EST February 14, 2004. The replay of the call is available at 800-947-0911 in the U.S. or 402-220-3469 internationally (no passcode required), and a replay of the webcast is available at www.firstdata.com.

        Please note: All statements made by First Data officers on this call are the property of First Data and subject to copyright protection. Recording of the call is prohibited without the express written consent of First Data.

# # # # #

About First Data

        First Data Corp. (NYSE: FDC), with global headquarters in Denver, helps power the global economy. As a leader in electronic commerce and payment services, First Data serves approximately 3.1 million merchant locations, 1,400 card issuers and millions of consumers, making it easy, fast and secure for people and businesses to buy goods and services using virtually any form of payment. With 29,000 employees worldwide, the company provides credit, debit, smart card and stored-value card issuing and merchant transaction processing services; Internet commerce solutions; money transfer services; money orders; and check processing and verification services throughout the United States. First Data also offers a variety of payment services in the United Kingdom, Australia, Canada, Japan, Mexico, Spain, the Netherlands, the Middle East and Germany. Its Western Union and Orlandi Valuta money transfer networks include a total of approximately 182,000 agent locations in more than 195 countries and territories.

Notice to Investors, Prospective Investors and the Investment Community
Cautionary Information Regarding Forward-Looking Statements

        Statements in this press release regarding First Data Corporation's business which are not historical facts, including the revenue and earnings projections, are "forward-looking statements." All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Important factors upon which the Company's forward-looking statements are premised include: (a) no unanticipated developments that delay or negatively impact the integration of Concord EFS, Inc. according to the Company's integration plans, including its plans to integrate IT systems, eliminate duplicative overhead and costs, and retain customers and critical employees; (b) receipt of Concord shareholder approval without any unexpected delay and no material deterioration in Concord's business prior to closing; (c) the divestiture of NYCE Corporation within the time period allowed in the Company's agreement with the Department of Justice on terms reasonable to the Company; (d) continued growth at rates approximating recent levels for card-based payment transactions, consumer money transfer transactions and other product markets; (e) successful conversions under service contracts with major clients; (f) renewal of material contracts in the Company's business units consistent with past experience; (g) timely, successful and cost-effective implementation of processing systems to provide new products, improved functionality and increased efficiencies; (h) successful and timely integration of significant businesses and technologies acquired by the Company and realization of anticipated synergies; (i) continuing development and maintenance of appropriate business continuity plans for the Company's processing systems based on the needs and risks relative to each such system; (j) absence of consolidation among client financial institutions or other client groups which has a significant impact on FDC client relationships and no material loss of business from significant customers of the Company; (k) achieving planned revenue growth throughout the Company, including in the merchant alliance program which involves several joint ventures not under the sole control of the Company and each of which acts independently of the others, and successful management of pricing pressures through cost efficiencies and other cost management initiatives; (l) successfully managing the credit and fraud risks in the Company's business units and the merchant alliances, particularly in the context of the developing e-commerce markets; (m) anticipation of and response to technological changes, particularly with respect to e-commerce; (n) attracting and retaining qualified key employees; (o) no unanticipated changes in laws, regulations, credit card association rules or other industry standards affecting FDC's businesses which require significant product redevelopment efforts, reduce the market for or value of its products or render products obsolete; (p) continuation of the existing interest rate environment so as to avoid increases in agent fees related to Payment Services' products and increases in interest on the Company's borrowings; (q) absence of significant changes in foreign exchange spreads on retail money transfer transactions, particularly in high-volume corridors, without a corresponding increase in volume or consumer fees; (r) continued political stability in countries in which Western Union has material operations; (s) implementation of Western Union agent agreements with governmental entities according to schedule and no interruption of relations with countries in which Western Union has or is implementing material agent agreements; (t) no unanticipated developments relating to previously disclosed lawsuits, investigations or similar matters; (u) no catastrophic events that could impact the Company's or its major customer's operating facilities, communication systems and technology or that has a material negative impact on current economic conditions or levels of consumer spending; (v) no material breach of security of any of our systems; and (w) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection.

Not a Proxy Solicitation

        This communication is not a solicitation of a proxy from any security holder of Concord EFS, Inc. First Data Corporation has filed a proxy statement/prospectus with the Securities and Exchange Commission (SEC) concerning the planned merger of Concord EFS, Inc. with a subsidiary of First Data Corporation. WE URGE INVESTORS TO READ THE DEFINITIVE VERSION OF THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by First Data Corporation will be available free of charge from First Data Investor Relations, 6200 S. Quebec St., Suite 340, Greenwood Village, CO, 80111. Documents filed with the SEC by Concord EFS, Inc. will be available free of charge from Concord Investor Relations, 2525 Horizon Lake Drive, Suite 120, Memphis, TN, 38133.

        First Data, its directors and executive officers and other members of its management and employees, may be deemed to be participants in the solicitation of proxies in connection with the planned merger. Information about the directors and executive officers of First Data and their ownership of First Data stock is set forth in the proxy statement for First Data's 2003 annual meeting of stockholders. Investors may obtain additional information regarding the interests of the participants by reading the proxy statement/prospectus.

FIRST DATA CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31,
	2003	2002	Change
Total revenues	$2,243.7	$2,023.3	11%

Income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	$530.9	$455.2	17%

Net income
Income from continuing operations	$397.7	$350.8	13%
Discontinued operations (g)	3.9	1.7	129%

	$401.6	$352.5	14%

Earnings per common share—diluted
Continuing operations	$0.54	$0.46	17%
Discontinued operations	0.01	0.00

	$0.55	$0.46	20%

Weighted average shares outstanding—diluted	735.5	763.3	-4%
Net income margins
Continuing operations	17.7%	17.3%	0.4 pts
Discontinued operations	0.2%	0.1%

	17.9%	17.4%	0.5 pts

(See accompanying notes)

FIRST DATA CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(Unaudited)
(In millions, except per share amounts)

	Twelve Months Ended December 31,
	2003	2002	Change
Total revenues	$8,400.2	$7,502.6	12%

Income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	$1,838.8	$1,632.5	13%

Net income
Income from continuing operations	$1,394.0	$1,232.2	13%
Discontinued operations (g)	14.7	5.7	158%

	$1,408.7	$1,237.9	14%

Earnings per common share—diluted
Continuing operations	$1.86	$1.60	16%
Discontinued operations	0.02	0.01

	$1.88	$1.61	17%

Weighted average shares outstanding—diluted	749.2	771.8	-3%
Net income margins
Continuing operations	16.6%	16.4%	0.2 pts
Discontinued operations	0.2%	0.1%

	16.8%	16.5%	0.3 pts

(See accompanying notes)

FIRST DATA CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31,
	2003	2002	Change
Revenues:
Transaction and processing service fees:
Payment services	$867.3	$774.0	12%
Merchant services	529.8	486.4	9%
Check verification and guarantee services	98.9	99.2	0%
Card issuing services	337.3	343.7	-2%
All other	36.2	34.9	4%
Investment income, net	38.0	19.6	94%
Professional services	28.3	32.7	-13%
Software licensing and maintenance	16.0	21.6	-26%
Product sales and other	138.5	66.1	110%
Reimbursable postage and other	153.4	145.1	6%

	2,243.7	2,023.3	11%

Expenses:
Cost of services	1,108.3	988.6	12%
Cost of products sold	51.8	49.0	6%
Selling, general and administrative	365.8	335.8	9%
Reimbursable postage and other	153.4	145.1	6%
Other operating expenses:
Restructuring, net	(1.0)	(2.0)	NM
Impairments	5.4	16.5	NM
Litigation and regulatory settlements	—	11.0	NM

	1,683.7	1,544.0	9%

Operating profit	560.0	479.3	17%

Other income (expense):
Interest income	2.7	1.1	145%
Interest expense	(30.4)	(27.7)	10%
Investment gains and (losses)	(1.4)	0.7	NM
Divestitures, net	—	1.8	NM

	(29.1)	(24.1)	21%

Income before income taxes, minority interest, equity earnings in affiliates, and discontinued operations	530.9	455.2	17%
Income taxes	130.5	109.6	19%
Minority interest	(37.7)	(27.7)	36%
Equity earnings in affiliates	35.0	32.9	6%

Income from continuing operations	397.7	350.8	13%
Discontinued operations: (g)
Income from discontinued operations, net of taxes of $6.7 and $3.0, respectively	3.9	1.7	129%

Net Income	$401.6	$352.5	14%

Earnings per share from continuing operations:
Basic	$0.55	$0.47	17%
Diluted	$0.54	$0.46	17%
Earnings per share:
Basic	$0.55	$0.47	17%
Diluted	$0.55	$0.46	20%
Weighted average shares outstanding:
Basic	726.8	751.9	-3%
Diluted	735.5	763.3	-4%
Shares outstanding at end of period	716.6	752.8	-5%

(See accompanying notes)

FIRST DATA CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share amounts)

	Twelve Months Ended December 31,
	2003	2002	Change
Revenues:
Transaction and processing service fees:
Payment services	$3,249.9	$2,829.6	15%
Merchant services	1,998.0	1,790.0	12%
Check verification and guarantee services	389.2	375.6	4%
Card issuing services	1,325.1	1,294.0	2%
All other	144.1	155.9	-8%
Investment income, net	143.8	97.3	48%
Professional services	102.9	115.5	-11%
Software licensing and maintenance	53.4	62.9	-15%
Product sales and other	385.5	275.3	40%
Reimbursable postage and other	608.3	506.5	20%

	8,400.2	7,502.6	12%

Expenses:
Cost of services	4,235.1	3,728.8	14%
Cost of products sold	204.4	189.5	8%
Selling, general and administrative	1,375.0	1,270.5	8%
Reimbursable postage and other	608.3	506.5	20%
Other operating expenses:
Restructuring, net	27.9	5.1	NM
Impairments	6.2	27.8	NM
Litigation and regulatory settlements	5.0	41.0	NM

	6,461.9	5,769.2	12%

Operating profit	1,938.3	1,733.4	12%

Other income (expense):
Interest income	7.5	5.0	50%
Interest expense	(107.1)	(110.8)	-3%
Investment gains and (losses)	(6.7)	0.7	NM
Divestitures, net	6.8	4.2	NM

	(99.5)	(100.9)	-1%

Income before income taxes, minority interest, equity earnings in affiliates, and discontinued operations	1,838.8	1,632.5	13%
Income taxes	463.9	422.3	10%
Minority interest	(119.6)	(96.6)	24%
Equity earnings in affiliates	138.7	118.6	17%

Income from continuing operations	1,394.0	1,232.2	13%
Discontinued operations: (g)
Income from discontinued operations, net of taxes of $17.6 and $9.9, respectively	14.7	5.7	158%

Net Income	$1,408.7	$1,237.9	14%

Earnings per share from continuing operations:
Basic	$1.89	$1.63	16%
Diluted	$1.86	$1.60	16%
Earnings per share:
Basic	$1.91	$1.63	17%
Diluted	$1.88	$1.61	17%
Weighted average shares outstanding:
Basic	739.1	757.5	-2%
Diluted	749.2	771.8	-3%
Shares outstanding at end of period	716.6	752.8	-5%

(See accompanying notes)

FIRST DATA CORPORATION
SUMMARY SEGMENT DATA
(Unaudited)
(In millions)

	Three Months Ended December 31,
	2003	2002	Change
Revenues:
Payment services	$972.5	$862.6	13%
Merchant services	826.0	702.7	18%
Card issuing services	518.1	523.5	-1%
Emerging payments	38.1	42.0	-9%

Subtotal segment revenues	2,354.7	2,130.8	11%
All other and corporate	21.6	22.1	-2%

	2,376.3	2,152.9	10%

Adjustments for items included in segment and all other and corporate revenue: (a)
Equity earnings in affiliates (b)	(44.0)	(39.0)	13%
Interest income	(2.7)	(1.1)	145%
Eliminations (c)	(85.9)	(89.5)	-4%

Consolidated revenue	$2,243.7	$2,023.3	11%

Operating profit: (d)
Payment services	$323.0	$286.9	13%
Merchant services	244.8	198.1	24%
Card issuing services	84.6	100.6	-16%
Emerging payments	(5.7)	0.7	-914%

Subtotal segment operating profit	646.7	586.3	10%
All other and corporate	(28.0)	(17.0)	-65%

	618.7	569.3	9%

Adjustments for items included in segment and all other and corporate operating profit: (a)
Equity earnings in affiliates	(35.0)	(32.9)	6%
Minority interest from segment operations (e)	37.9	27.7	37%
Eliminations (c)	(54.5)	(58.2)	-6%
Interest expense	(30.4)	(27.7)	10%
Items	(5.8)	(23.0)	NM

Income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	$530.9	$455.2	17%

Depreciation & Amortization:
Payment services	$30.6	$27.9	10%
Merchant services	60.9	56.8	7%
Card issuing services	48.4	47.0	3%
Emerging payments	3.0	3.1	-3%
All other and corporate	4.1	5.2	-21%

Consolidated depreciation & amortization	$147.0	$140.0	5%

(See accompanying notes)

FIRST DATA CORPORATION
SUMMARY SEGMENT DATA
(Unaudited)
(In millions)

	Twelve Months Ended December 31,
	2003	2002	Change
Revenues:
Payment services	$3,656.5	$3,181.8	15%
Merchant services	2,990.7	2,632.9	14%
Card issuing services	2,036.6	1,917.3	6%
Emerging payments	151.4	147.2	3%

Subtotal segment revenues	8,835.2	7,879.2	12%
All other and corporate	82.0	91.1	-10%

	8,917.2	7,970.3	12%

Adjustments for items included in segment and all other and corporate revenue: (a)
Equity earnings in affiliates (b)	(170.6)	(143.4)	19%
Interest income	(7.5)	(5.0)	50%
Eliminations (c)	(338.9)	(319.3)	6%

Consolidated revenue	$8,400.2	$7,502.6	12%

Operating profit: (d)
Payment services	$1,232.2	$1,047.9	18%
Merchant services	806.7	715.7	13%
Card issuing services	305.8	372.2	-18%
Emerging payments	(18.7)	(16.6)	-13%

Subtotal segment operating profit	2,326.0	2,119.2	10%
All other and corporate	(101.6)	(72.6)	-40%

	2,224.4	2,046.6	9%

Adjustments for items included in segment and all other and corporate operating profit: (a)
Equity earnings in affiliates	(138.7)	(118.6)	17%
Minority interest from segment operations (e)	122.0	101.7	20%
Eliminations (c)	(222.8)	(217.4)	2%
Interest expense	(107.1)	(110.8)	-3%
Items	(39.0)	(69.0)	NM

Income before income taxes, minority interest, equity earnings in affiliates and discontinued operations	$1,838.8	$1,632.5	13%

Depreciation & Amortization:
Payment services	$119.2	$94.4	26%
Merchant services	236.5	222.2	6%
Card issuing services	185.7	173.6	7%
Emerging payments	11.2	13.3	-16%
All other and corporate	16.7	19.7	-15%

Consolidated depreciation & amortization	$569.3	$523.2	9%

(See accompanying notes)

FIRST DATA CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

(a)
Reconciles the total segment and all other and corporate revenue to consolidated revenue or total segment and all other and corporate operating profit to income before income taxes, minority interest, equity earnings in affiliates and discontinued operations as reported on the Consolidated Statements of Income.
(b)
Excludes equity losses that were recorded in expense of $1.7 million and $4.0 million for the three and twelve months ended December 31, 2003, respectively, and the amortization related to the excess of the investment balance over the Company's proportionate share of the investee's net book value for 2003 and 2002.
(c)
Represents elimination of adjustment to record payment services segment revenues and operating profit on a pre-tax equivalent basis and elimination of intersegment revenue.
(d)
Segment and all other and corporate operating profit includes interest income, minority interest from segment operations and equity earnings in affiliates net of related amortization expense and the allocation of corporate overhead. Segment and all other and corporate operating profit excludes items discussed in note (f) below and interest expense.
(e)
Minority interest from segment operations excludes minority interest attributable to items excluded from segment operations discussed in note (f) below.
(f)
Items, other than interest expense, excluded from segment operations consist of the following:

2003 (in millions)	Three months ended Dec. 31, 2003	Twelve months ended Dec. 31, 2003
Restructuring, net	$1.0	$(27.9)	Restructuring charges of $30.4 million were recorded in the twelve months, offset with reversals of excess restructuring accruals of $1.0 million and $2.5 million for the three and twelve months, respectively.
Impairments	(5.4)	(6.2)	Impairment charges were recorded for the three and twelve months related primarily to software in card issuing services.
Litigation and regulatory	—	(5.0)	A litigation charge of $5.0 million was recorded in the third quarter related to a lawsuit settlements associated with the merchant services segment.
Investment losses, net	(1.4)	(6.7)	Net investment losses of $1.4 million and $6.7 million were recorded in the three and twelve months, respectively. These losses were primarily related to e-commerce businesses and strategic investments.
Divestitures, net	—	6.8	Divestiture reserves of $6.8 million were released in the third quarter related to the expiration of certain contingencies.

	(5.8)	(39.0)
Minority interest	0.2	2.4

	$(5.6)	$(36.6)

Affect on earnings per share	$—	$(0.03)

2002 (in millions)	Three months ended Dec. 31, 2002	Twelve months ended Dec. 31, 2002
Restructuring, net	$2.0	$(5.1)	Restructuring charges of $9.0 million recorded in the first quarter were offset with reversals of excess restructuring accruals of $1.9 million and $2.0 million in the second and fourth quarters, respectively.
Impairments	(16.5)	(27.8)	Impairment charges of $11.3 million were recorded in the second quarter related to SurePay's capitalized business to business software development costs and a $16.5 million impairment charge was recognized in the fourth quarter for capitalized contract costs related to a Card Issuing customer.
Litigation and regulatory	(11.0)	(41.0)	A charge of $30.0 million was recorded in the second quarter related to the anticipated settlements settlement of various Western Union class action lawsuits and $11 million in regulatory settlement charges were recorded in the fourth quarter relating to Western Union's money transfer business.
Investment gains, net	0.7	0.7	Investment losses of $8.9 million primarily related to e-commerce businesses were offset by a net gain of $9.6 million on the sale of a portion of the Company's investment in CheckFree Corporation.
Divestitures, net	1.8	4.2	Net divestiture reserves of $2.4 million and $1.8 million were released in the second and fourth quarters, respectively, due to the passage of certain contract indemnification provisions and amounts previously held in escrow.

	(23.0)	(69.0)
Minority interest	—	5.1

	$(23.0)	$(63.9)

Affect on earnings per share	$(0.02)	$(0.05)

(g)
Discontinued operations consist of NYCE.

NM
= Not meaningful.

FIRST DATA CORPORATION
FINANCIAL TRANSACTION PROCESSING
KEY INDICATORS
(Unaudited)

At December 31,	2003	2002	Change
Card accounts on file (millions) (a)
Domestic cards	316.6	298.0	6%
International cards	31.2	27.2	15%

Total	347.8	325.2	7%

For the Three-Months Ended December 31:
North America merchant dollar volume (billions) (b)	$186.4	$155.1	20%
North America merchant transactions (millions) (b)	3,402.7	2,835.4	20%
Payment services transactions (millions):
Consumer-to-consumer money transfer (c)	22.0	18.8	17%
Branded consumer-to-business (d)	33.9	30.9	10%
For the Twelve-Months Ended December 31:
North America merchant dollar volume (billions) (b)	$664.7	$547.8	21%
North America merchant transactions (millions) (b)	12,216.2	9,901.4	23%
Payment services transactions (millions):
Consumer-to-consumer money transfer (c)	81.0	67.8	19%
Branded consumer-to-business (d)	134.0	119.3	12%
(a)
Domestic and international card accounts on file for 2002 have been restated to reflect a reclassification from domestic to international for accounts related to Canada and Latin America that are now considered part of international.

(b)
North America merchant dollar volume includes Visa and MasterCard credit and off-line debit and PIN-based debit at point-of-sale. North America merchant transactions include Visa and MasterCard credit and off-line debit, processed-only customer transactions and PIN-based debit at point-of-sale. For both periods, dollar volume and transaction information exclude discontinued operations of NYCE.

(c)
Consumer-to-consumer money transfer transactions include North America and international consumer money transfer services.

(d)
Branded consumer-to-business transactions include Quick Collect, EasyPay, PhonePay, Paymap's Just-in-Time and Equity Accelerator services, and E Commerce Group's Speedpay transactions directly processed by E Commerce Group. Amounts for 2002 include transactions for E Commerce Group and Paymap as if they were consolidated subsidiaries for the entire year to provide a more meaningful comparison.

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FIRST DATA ANNOUNCES FOURTH QUARTER EARNINGS OF $0.55 PER SHARE, UP 20%
FIRST DATA CORPORATION SUMMARY FINANCIAL HIGHLIGHTS (Unaudited) (In millions, except per share amounts)
FIRST DATA CORPORATION SUMMARY FINANCIAL HIGHLIGHTS (Unaudited) (In millions, except per share amounts)
FIRST DATA CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In millions, except per share amounts)
FIRST DATA CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In millions, except per share amounts)
FIRST DATA CORPORATION SUMMARY SEGMENT DATA (Unaudited) (In millions)
FIRST DATA CORPORATION SUMMARY SEGMENT DATA (Unaudited) (In millions)
FIRST DATA CORPORATION NOTES TO FINANCIAL STATEMENTS (Unaudited)
FIRST DATA CORPORATION FINANCIAL TRANSACTION PROCESSING KEY INDICATORS (Unaudited)